UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 13, 2026

GE HEALTHCARE TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41528	88-2515116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 W. Monroe Street, Chicago, IL		60661
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code) (833) 735-1139

______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	GEHC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 13, 2026, the Board of Directors (the “Board”) of GE HealthCare Technologies Inc. (“GE HealthCare”) appointed William K. Grogan as Chief Financial Officer, effective September 14, 2026. George A. Newcomb, who currently serves as GE HealthCare’s interim Chief Financial Officer, will cease serving in that interim role on September 14, 2026, and will continue serving as GE HealthCare’s Controller and Chief Accounting Officer.

Mr. Grogan, age 48, has served as Executive Vice President and Chief Financial Officer of Xylem Inc., a global water solutions company, since October 2023. Previously, Mr. Grogan served as Senior Vice President and Chief Financial Officer of IDEX Corporation, a global engineered products company, from January 2017 until September 2023.

On August 13, 2026, the Talent, Culture, and Compensation Committee (the “Committee”) of the Board approved Mr. Grogan’s compensation after considering a variety of factors, including Mr. Grogan’s experience and skills, data and advice from its independent compensation consultant, the compensation Mr. Grogan will forfeit at his current employer, and GE HealthCare’s Total Rewards Philosophy.

Mr. Grogan’s offer letter provides for an annual base salary of $900,000, target annual bonus opportunity equal to 100% of base salary, an annual long-term incentive (“LTI”) award with a target grant date value of $3,300,000, and participation in GE HealthCare’s benefit plans, including its Retirement Savings Plan, Restoration Plan, and US Severance and Change in Control Plan for CEO and Leadership Team (the “Severance Plan”). In consideration of the 2026 annual bonus he will forfeit from his prior employer, Mr. Grogan will receive a cash sign-on payment equal to $550,000, subject to repayment if Mr. Grogan resigns on or before the two-year anniversary of its payment or in the event Mr. Grogan is found to have engaged in conduct that would give rise to a termination for cause. In consideration of the LTI he will forfeit from his prior employer that was granted prior to 2026, Mr. Grogan will receive a one-time sign-on equity award on September 14, 2026 with a grant date value equal to $4,000,000, consisting of restricted stock units (“RSUs”) scheduled to vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date, subject to pro-rata vesting upon termination by GE HealthCare without Cause or a Non-Change in Control Good Reason termination, in each case as defined in the Severance Plan. In consideration of the LTI he will forfeit from his prior employer that was granted in 2026, Mr. Grogan will receive a 2026 annual LTI award on September 14, 2026 with a grant date value equal to $3,300,000 and the terms will be consistent with the 2026 annual LTI awards provided to GE HealthCare’s executives earlier this year, consisting of (i) 50% performance stock units, earned based on GE HealthCare’s performance from January 1, 2026 through December 31, 2028 and scheduled to vest in the first quarter of 2029 after the Committee’s certification of performance results, and (ii) 25% RSUs and 25% stock options, in each case, scheduled to vest 33% on September 2, 2027, 33% on September 2, 2028, and 34% on September 2, 2029. As a condition to his employment, Mr. Grogan will enter into a GE HealthCare Protective Covenants Agreement and Employee Innovation and Proprietary Information Agreement.

There is no arrangement or understanding between Mr. Grogan and any other person pursuant to which he was selected as an officer. Mr. Grogan has no family relationships with any director or executive officer of GE HealthCare. There are no transactions or currently proposed transactions between Mr. Grogan and GE HealthCare that would be reportable under Item 404(a) of Regulation S-K.

A copy of GE HealthCare’s press release, dated August 18, 2026, announcing Mr. Grogan's appointment is attached hereto as Exhibit 99 and is incorporated herein by reference. The foregoing description of Mr. Grogan’s offer letter does not purport to be complete and is qualified in its entirety by reference to the full text of the offer letter, a copy of which will be filed as an exhibit to GE HealthCare’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 and which will be incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99	Press release of GE HealthCare Technologies Inc., dated August 18, 2026.
104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GE HealthCare Technologies Inc.
(Registrant)

Date: August 18, 2026	/s/ Frank R. Jimenez
Frank R. Jimenez, General Counsel and Corporate Secretary (authorized signatory)